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                                                                    Exhibit 99.1


April 22, 2003


Information Resources, Inc.
150 North Clinton Street
Chicago, Illinois 60661
Attention:  Michael Samuels

         Re: Consent to Increase in Inter-Company Loans and Amendment to Definition of Permitted Debt

Dear Michael:

Reference is made to that certain Revolving Credit Agreement dated July 12, 2002 by and among Information Resources, Inc. and wholly-owned U.S. subsidiaries (collectively, "IRI"), LaSalle Bank National Association, as Administrative Agent and Lender ("LaSalle"), and Key Corporate Capital, Inc., as Syndication Agent and Lender ("Key"), as amended by that certain First Amendment to the Credit Agreement dated January 31, 2003 by and among IRI, LaSalle, Key and IRI InfoScan S.r.l (together, the "Revolving Credit Agreement"). Terms not defined herein shall have the meaning ascribed to such terms in the Revolving Credit Agreement.

IRI has requested that the Administrative Agent and the Required Lenders consent to an increase in the amount of inter-company loans available among Borrowers or their Subsidiaries from $2,700,000 in the aggregate during the Revolving Credit Term as set forth in Section 7.3(C)(ii) of the Revolving Credit Agreement to $5,950,000 in the aggregate during the Revolving Credit Term. The Administrative Agent and the Required Lenders hereby consent to the increase as described above.

Further, the Administrative Agent, the Required Lenders and the Borrowers agree that the definition of "Permitted Debt" in Section 1.1 of the Credit Agreement is hereby amended by (a) replacing the "." at the end of clause (v) with "; and" and (b) adding the following new clause (vi) at the end thereof:

                  "(vi) such other Liabilities as are permitted pursuant to
         Section 7.3(C) hereof."

Upon execution of this Consent and Amendment by IRI, IRI will pay LaSalle a fee of $40,000 (the "Fee"), which Fee will be allocated between LaSalle and Key in accordance with their Revolving Credit Commitments. The Fee will be paid in cash and IRI authorizes LaSalle to withdraw the Fee out of IRI's account at LaSalle.

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Please indicate your acceptance of the terms and conditions contained herein by executing this Consent and Amendment. This consent is effective upon the date set forth above. This Consent and Amendment may be executed in counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original and together constitute one agreement.

Sincerely,

LASALLE BANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent


By:
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Name:
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Title:
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KEY CORPORATE CAPITAL, INC.
Individually and as Syndication Agent


By:
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Name:
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Title:
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ACCEPTED, AGREED AND ACKNOWLEDGED
ON BEHALF OF ALL BORROWERS:

INFORMATION RESOURCES, INC.,
A Delaware corporation


By:
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Name:
     ------------------------------
Title:
      -----------------------------